EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman and Chief Executive Officer

– Conference Call –

Second Quarter 2005 Earnings Announcement

July 22, 2005

Los Angeles, California

Good morning and thank you for joining us. We’re pleased to report that our strong second quarter results pushed both our reported and core earnings for six months to record high levels. Steve Chazen will discuss our financial results in detail shortly, but first, I’d like to mention several milestones we passed during the quarter.

Anyone who has been following Oxy closely over the past four years knows that debt reduction has been one of the focal points of our business plan. During the quarter, Oxy’s long-term corporate debt received straight As from Fitch, Moody’s and S&P. This is the first time in the company’s history that our debt has been A-rated.

In addition, we concluded two agreements that we expect will play important roles in Oxy’s future growth. I’m pleased to announce that we have reached agreement with the Libyan National Oil Company to resume operation of Oxy’s historical oil assets. We expect formal approval from the Libyan Government in the very near term. The immediate impact will be to add about 12,000 to 15,000 barrels of oil per day to the 2005 exit rate. Preparations also are proceeding for the work program in the exploration blocks we were awarded earlier this year. We plan to begin collecting seismic data in the near future, and we expect to begin exploratory drilling early next year.

In Oman, we have finalized a contract to develop the giant Mukhaizna oil field. The Sultanate of Oman issued the Royal Decree last week, which opens the door for Oxy to begin aggressive development of the field. Under the terms of a new Production Sharing Contract, Occidental is the operator of the field and holds a 45 percent interest. Our partner, Liwa Energy, which is owned by the Government of Abu Dhabi, has a 15 percent stake. The other stakeholders include the state-owned Oman Oil Company with 20 percent, Shell with 17 percent, Total with 2 percent and Partex, with 1 percent.

As we previously announced, Oxy and its partners expect to invest more than $2 billion in enhanced oil recovery projects to increase production from the field’s current rate of about 10,000 barrels per day to about 150,000 barrels per day within the next few years. Our plan calls for the recovery of approximately 1 billion barrels of oil over the 30-year life of this project. This is an exciting opportunity for us to build on our existing operations in Oman to add significant future value for our stockholders.

I’ll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

Second Quarter 2005 Earnings Announcement

July 22, 2005

Los Angeles, California

Thank you, Ray.

Net income for the second quarter was $1.54 billion, or $3.82 per share, compared to $581 million, or $1.48 per share, in the second quarter of 2004. The net income was improved by a $619 million tax benefit resulting from the settlement with the IRS we announced on May 10th. Additionally, it was impacted by higher oil and gas prices, higher chemical margins and an after-tax gain of $89 million from the May sale of 11 million Lyondell shares. The improvements were offset by a $26 million settlement of a contract, and a $66 million impairment of oil and gas acreage.

The IRS settlement resolved certain foreign tax credit issues as part of an IRS audit of tax years 1997 through 2000. As a result, Oxy reversed tax reserves that were previously established for these foreign tax credit issues. The agreement did not have a significant current cash effect.

Core earnings, which exclude the IRS agreement, the sale of the Lyondell shares and the contract settlement, were $851 million, or $2.12 per share, for the quarter, and $1.7 billion, or $4.28 per share, for the first six months. This compares to $584 million and $1.1 billion for the respective periods last year.

Oil and gas segment core earnings for the quarter were $1.35 billion, compared to $980 million for the second quarter of 2004.

•	Worldwide daily production for the quarter averaged 555,000 barrels of oil equivalent, compared to 565,000 in the first quarter.
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As we have noted in previous discussions, prices have an impact on volumes in our production-sharing contracts. These agreements in Qatar, Oman, Yemen and Long Beach impacted our net production for the quarter by 15,000 barrels per day compared to last year’s second quarter, and by 3,000 barrels per day compared to the first quarter in the current year.

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Scheduled maintenance for the Horn Mountain field in the Gulf of Mexico lowered production from that operation compared to the first quarter. Production was somewhat lower than expected because adverse weather conditions in the Gulf of Mexico delayed completion of the maintenance program.

•	Production has declined from our non-operated assets in Pakistan, Russia and Yemen by 6,000 BOE per day, or 8 percent, in the second quarter compared to the second quarter of 2004.
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Exploration costs for the quarter were $111 million, including impairments of $66 million pre-tax, primarily from an unsuccessful deep gas well at Elk Hills. The $3 million well cost was written off and there was a non-cash impairment charge of $66 million, or 11 cents per share.

•	The WTI price averaged $53.17 per barrel for the quarter, compared with $38.32 in the second quarter 2004. For the first half of the year, WTI averaged $51.51 per barrel, compared with $36.73 in 2004.

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Oxy’s realized oil price for the quarter was $45.41 per barrel compared to $33.12 for the second quarter 2004. For the first half of the year, Oxy’s realized oil price of $43.53 compared to last year’s price of $31.77. Oxy’s realized oil price increased $3.70 per barrel in the second quarter, compared to the first quarter of 2005, while WTI increased by $3.33 per barrel in the same period.

•	The NYMEX gas price for the quarter was $6.46, compared to $5.79 for the second quarter 2004. Oxy’s average realized gas price for the quarter was $5.16, up from $4.26 for the second quarter 2004.
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Oil and gas production costs for the first six months were $8.18 per BOE, compared to average costs of $6.95 in 2004. Numerous factors impacted costs in the current quarter, including increased production-related taxes and rising utility costs resulting from higher oil and gas prices. Production-related taxes increased 23 cents per BOE in the first half of 2005, compared to the 2004 average. Workover and maintenance costs also were higher than last quarter and the second quarter of last year.

     Chemical core earnings for the quarter were $225 million, up from $92 million earned in the same quarter last year. The increase is primarily due to higher margins for chlorine, caustic soda and PVC resins. Price increases were partially offset by higher feedstock and energy costs. Chemical core earnings for the first six months were $439 million, up from $148 million in the comparable period last year.

Oxy’s debt-to-cap was down to 21 percent, compared with 27 percent at the end of 2004. In the first half, cash flow from operations was $2.4 billion. At the end of June, Oxy had about $870 million in cash. For the first half, Oxy’s annualized return on equity was 41 percent and our annualized return on capital employed was 32 percent.

Net interest expense was $46 million for the quarter, and $97 million for the first six months. The worldwide effective tax rate for the second quarter was 42 percent. This was up slightly from Oxy’s forecast of 41 percent due to higher than expected foreign income, which has a higher tax rate than U.S. income.

The sale of Lyondell shares reduced Oxy’s ownership to 30.3 million shares. In addition, Oxy has warrants to purchase 5 million shares. Oxy’s second quarter 2005 net income per share was 5 cents lower than the first quarter, as a result of the equity income from fewer shares and the change in value of the warrants.

Capital spending was $518 million for the quarter, and $1.05 billion for the first six months. We expect capital spending for the year to be $2.3 billion.

As we look ahead in the third quarter:

•	We expect third quarter production to be approximately 570,000 BOE per day, depending on weather in the Gulf of Mexico and product prices which affect our production-sharing contracts.
•	Each dollar per barrel change in the oil prices impacts Oil and Gas Segment third quarter earnings by about $34 million before the impact of income taxes.
•	A swing of 10 cents per million BTU’s in gas prices has a $5 million impact on quarterly segment earnings. Our realized domestic gas price in the third quarter is expected to be about $6.10 per million cubic feet.
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We have significant exploration wells in Albania, Nigeria and Peru planned for the third quarter. If all of these wells were unsuccessful, exploration expense for the quarter would be approximately $110 million.

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In Chemicals, we expect third quarter earnings to be similar to the second quarter. Some modest reduction in product demand is expected to be offset by a full quarter’s benefit from the Vulcan chlor-alkali acquisition.

•	Third quarter interest expense is expected to be approximately $43 million.
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Oxy gave notice to its Trustees to redeem three debt issues in the third quarter, most of which were due in 2007. The $333 million principal is disclosed as current maturities on our balance sheet, and will more than offset the planned increase in project-financed debt for the Dolphin Project.

•	We expect the worldwide tax rate to be 42 percent, about the same rate as the second quarter. The U.S. and foreign tax rates are included in the supplemental schedules.
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Oxy will adopt the provisions of SFAS 123(R) in the third quarter, which will change how the company accounts for its stock-based compensation. Since most of Oxy’s existing stock-based compensation is already recorded in the income statement, we decided to adopt SFAS 123(R) early, so that the remaining awards are accounted for in a consistent manner. The cumulative effect of adopting this statement will be immaterial. We disclosed in our first quarter 10-Q, that if we had adopted SFAS 123(R) at the beginning of 2005, the impact on first quarter EPS would have been less than a penny per share.

If you would like a copy of the press release announcing our second quarter earnings, along with the Investor Relations Supplemental Schedules, you can find them on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. Occidental disclaims any obligation to update any forward-looking statements. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.